Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 19, 2024 relating to the financial statements and financial highlights of BBH Select Series – Large Cap Fund and BBH Select Series – Mid Cap Fund, each a series of BBH Trust, appearing in Form N-CSR of BBH Trust for the year ended October 31, 2024, and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus/Information Statement which is a part of such Registration Statement.

Boston, Massachusetts

September 12, 2025